As filed with the Securities and Exchange Commission on May 15, 1997
                                                     Registration No. 333-08269
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                       Post-Effective Amendment No. 2 on
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                PHYMATRIX CORP.
            (Exact name of registrant as specified in its charter)

              Delaware                              65-0617076
   (State or other jurisdiction                  (I.R.S. Employer
 of incorporation or organization)              Identification No.)

                            777 South Flagler Drive
                           West Palm Beach, FL 33401
                                 (561) 655-3500
         (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)


                                ---------------

                               Abraham D. Gosman
                                PhyMatrix Corp.
                            777 South Flagler Drive
                           West Palm Beach, FL 33401
                                 (561) 655-3500
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
                           Michael J. Bohnen, Esquire
                         Nutter, McClennen & Fish, LLP
                            One International Place
                                Boston, MA 02110
                                 (617) 439-2000

                                ---------------

          Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement, as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If the Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                               ---------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                         Proposed maximum                                         Amount of
Title of each class of securities      Amount to be      offering price per           Proposed maximum           registration
        to be registered               registered            share(1)            aggregate offering price(1)        fee
------------------------------------------------------------------------------------------------------------------------------
6 3/4% Convertible Subordinated        $100,000,000           100%                $100,000,000                     $34,483(2)
Debentures due 2003
------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.01            3,546,099         Not applicable          Not Applicable                      None
par value                               shares(3)
------------------------------------------------------------------------------------------------------------------------------


(1) Determined pursuant to Rule 457(i) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(2) Previously paid.

(3) Includes the number of shares of Common Stock into which the Debentures being registered hereunder may be converted at the initial conversion price, together with such additional indeterminate number of shares as may become issuable upon conversion by reason of adjustments to the conversion price. No registration fee is required for Common Stock reserved for conversion, because such shares will be issued for no additional consideration.


 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                 PhyMatrix Corp.
                     a Physician Practice Management Company
                                  $100,000,000
               6 3/4% Convertible Subordinated Debentures due 2003
           3,546,099 Shares of Common Stock, par value $.01 per share

                                ---------------

  This Prospectus relates to the resale of $100,000,000 aggregate principal amount of 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures") of PhyMatrix, Corp., a Delaware corporation (sometimes referred to herein as the "Company"), issued to the initial purchasers of the Debentures (the "Initial Purchasers") in private placements consummated on June 26, 1996 (the "Debt Offering"), and the resale of up to 3,546,099 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of Debentures by any holders of Debentures that did not purchase the Debentures under the Registration Statement (of which this Prospectus is a part). The Registration Statement (of which this Prospectus is a part) does not cover the issuance of shares of Common Stock upon conversion of the Debentures into shares of Common Stock. The Debentures and such shares of Common Stock issued upon conversion of the Debentures may be offered from time to time for the accounts of holders of Debentures named herein or in supplements to this Prospectus (the "Selling Securityholders"). See "Plan of Distribution." Information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. The Company will not receive any proceeds from the offering of the Debentures or the shares of Common Stock issuable upon conversion thereof.


  The Debentures are convertible into Common Stock of PhyMatrix Corp. at any time after August 25, 1996 and at or before maturity, unless previously redeemed, at a conversion price of $28.20 per share, subject to adjustment in certain events. The Common Stock of the Company is traded on The Nasdaq National Market under the symbol PHMX. On May 14, 1997, the closing price of the Common Stock as reported by Nasdaq was $14.75 per share.

  The Debentures do not provide for a sinking fund. The Debentures are not redeemable by the Company prior to June 18, 1999. Thereafter, the Debentures are redeemable at the option of the Company, in whole or in part, at anytime, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures--Certain Rights to Require Repurchase of Debentures."

  The Debentures are unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) of the Company. As of April 30, 1997 the Company had Senior Indebtedness in the amount of approximately $8.2 million. The Indenture will not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures--Subordination."


  All of the Debentures were issued initially pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof or Regulation D thereunder and, to the Company's knowledge, were transferred to the Selling Securityholders pursuant to Rule 144A or Regulation S under the Securities Act or to Selling Securityholders meeting the definition of institutional accredited investors under Rule 501(a)(1), (2), (3) or (7) under the Securities Act. Debentures resold pursuant to the Registration Statement (of which this Prospectus is a part) will no longer be eligible for trading in Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market.

  The Selling Securityholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Debentures or shares of Common Stock which may be offered hereby by them from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Securityholders from the sale of Debentures and Common Stock which may be offered hereby by the Selling Securityholders will be the purchase price of such Debentures or Common Stock less commissions, if any. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

  The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


  The Company intends that the Registration Statement of which this Prospectus is a part will remain effective until September 19, 1999 or such earlier date as of which such Registration Statement is no longer required for the transfer of the subject securities. The Company has agreed to bear certain expenses in connection with the registration and sale of the Debentures and Common Stock being offered by the Selling Securityholders.

                               ---------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                   The Date of this Prospectus is May 14, 1997

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                               ----------------

                              AVAILABLE INFORMATION


     The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, including Post- Effective Amendment No. 2 on Form S-3, the "Registration Statement") under the Securities Act covering the shares of Common Stock and Debentures offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, and the exhibits and schedules thereto. For further information, with respect to the Company, the Debentures and the Common Stock, reference is made to the Registration Statement, and the exhibits and schedules thereto, which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission referenced above.

     The Company's Common Stock is listed for trading on The Nasdaq National Market ("Nasdaq") under the trading symbol "PHMX." Reports, proxy statements and other information about the Company also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference its Annual Report on Form 10-K for the fiscal year ended January 31, 1997 and the description of the Company's capital stock contained in its Registration Statement on Form S-1 dated December 17, 1996 (Reg. No. 333-08269)

     All reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to any termination of the offering of the Debentures and shares of Common Stock covered by this Prospectus are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus on written or oral request to Alberto M. Hernandez, PhyMatrix Corp., 777 South Flagler Drive, West Palm, Beach, Florida 33401, or by telephone at (561) 655-3500.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, before purchasing the Debentures and shares of Common Stock offered hereby, prospective purchasers should carefully consider the factors set forth below and under "Factors to be Considered" incorporated herein by reference to the Company's Annual Report(s) on Form 10-K. Such factors could cause the Company's actual results or other events to differ materially from the results or events anticipated in certain forward-looking statements contained or incorporated by reference herein. Such forward-looking statements involve risks and uncertainties.

Subordination of Debentures

     The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness consists of all secured indebtedness of the Company, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. At April 30, 1997, the Company had Senior Indebtedness in the amount of approximately $8.2 million. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. See "Description of Debentures."

Limitations on Repurchase of Debentures Upon a Repurchase Event

     In the event of a Repurchase Event, which includes a Change in Control (as defined herein), each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of any credit rating of the Debentures nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."

Absence of Public Market; Transfer Restrictions

     There is no existing public market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that the Initial Purchasers intend to make a market in the Debentures offered hereby, however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Debentures. Prior to the resale thereof pursuant to this Prospectus each of the Debentures was eligible for trading in Private Offerings, Resales and Trading through the PORTAL Market. Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Debentures on any securities exchange.

                                  THE COMPANY

     The Company is a multi-specialty management company that provides management services to the medical community. The Company also develops medical malls, medical office buildings, and health parks both for its own account and for leading hospitals and health systems. The Company's primary strategy is to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. The Company affiliates with physicians by acquiring their practices and entering into long-term management agreements with the acquired practices and through the management of independent physician associations ("IPAs") and specialty care physician networks by management service organizations ("MSOs") in which the Company has ownership interests. Where appropriate, the Company supports its affiliated physicians with related diagnostic and therapeutic medical support services. The Company's medical support services include radiation therapy, diagnostic imaging, infusion therapy, home health care, lithotripsy services and ambulatory surgery.

     The Company's principal place of business is 777 South Flagler Drive, West Palm Beach, Florida 33401; and its telephone number at that address is (561) 655-3500. Unless otherwise indicated or required by the context, references to the "Company" include its consolidated subsidiaries.

                                USE OF PROCEEDS

     The Debentures and shares of Common Stock offered by the Selling Securityholders are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof.

                      RATIO OF EARNINGS TO FIXED CHARGES



                   June 24, 1994
                    (inception)                Year                  Month                 Year
                         to                   Ended                  Ended                Ended
                  December 31, 1994      December 31, 1995      January 31, 1996      January 31, 1997
                 --------------------   --------------------   -------------------   ------------------
Ratio   ......   [less than] 1.0x       [less than] 1.0x       [less than] 1.0x             3.2



     For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before minority interest and income taxes, plus fixed charges. Earnings also includes the equity in less-than-fifty-percent-owned investees only to the extent of distributions. Fixed charges include interest, amortization of financing costs and the portion of operating rental expense which management believes is representative of the interest component of rental expense. For the period from June 24, 1994 (inception) to December 31, 1994, the year ended December 31, 1995 and the month ended January 31, 1996 for purposes of computing the ratio of earnings to fixed charges, the Company had earnings deficiencies of $1.1 million, $4.1 million and $.2 million, respectively.

                            SELLING SECURITYHOLDERS

     The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Securityholder or record holder of Debentures and the number of shares of Common Stock issuable upon conversion of the Debentures (the "Conversion Shares") which may be offered from time to time pursuant to this Prospectus. Other than their ownership of PhyMatrix Corp.'s securities, none of the Selling Securityholders has had any material relationship with the Company within the past three years, other than Paine Webber, Inc. which has acted as an Initial Purchaser and underwriter for the Company. The table has been prepared based on information furnished to the Company by the Depository Trust Company and or by or on behalf of the Selling Securityholders.



                                              Principal
                                              Amount of                             Number of
                                              Debentures                           Conversion
                                             Beneficially       Percentage of        Shares         Percentage of
                                            Owned That May       Debentures         That May         Common Stock
Name (1)                                     Be Sold (1)         Outstanding       Be Sold (2)      Outstanding (3)
-----------------------------------------   -----------------   ----------------   --------------   -----------------
 Bank of New York   .....................       2,205,000            2.2%             78,191               *
 Bankers Trust Company ..................       8,570,000            8.6             303,900             1.3%
 Bear Stearns Securities Corp.  .........         250,000              *               8,865               *
 Boston Safe Deposit & Trust Co.   ......      11,920,000           11.9             422,695             1.8
 Chase Manhattan Bank  ..................       1,800,000            1.8              63,829               *
 Chase Manhattan Bank/Chemical  .........         130,000              *               4,609               *
 Citicorp Services, Inc.  ...............       1,378,000            1.4              48,865               *
 Custodial Trust Company  ...............       3,330,000            3.3             118,085               *
 Donaldson, Lufkin & Jenrette Securities
  Corporation  ..........................         100,000              *               3,546               *
 First National Bank of Maryland   ......         170,000              *               6,028               *

                                                 Principal
                                               Amount of                              Number of
                                                Debentures                           Conversion
                                               Beneficially       Percentage of        Shares         Percentage of
                                               Owned That May      Debentures         That May         Common Stock
Name (1)                                        Be Sold (1)        Outstanding       Be Sold (2)      Outstanding (3)
--------------------------------------------   ----------------   ----------------   --------------   -----------------
 Investors Bank & Trust/M.F. Custody  ......        300,000              *              10,638               *
 Mercantile, Safe Deposit and Trust
  Company   ................................      2,515,000            2.5              89,184               *
 Merrill Lynch, Pierce, Fenner & Smith
  Safekeeping  .............................      7,000,000            7.0             248,226             1.1
 Northern Trust Company   ..................      1,435,000            1.4              50,886               *
 Nesbitt Burns Inc. ........................         88,000              *               3,120               *
 PaineWebber, Inc.  ........................      1,000,000            1.0              35,460               *
 PNC National Association ..................        100,000              *               3,546               *
 Salomon Brothers, Inc.   ..................      1,250,000            1.3              44,326               *
 Sanwa Bank California .....................      1,175,000            1.2              41,666               *
 SSB-Custodian   ...........................      9,560,000            9.6             339,007             1.5



----------

(1) The information set forth herein is as of May 9, 1997 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial rate of $28.20 in principal amount of Debentures per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.

(3) Based upon the 22,666,784 shares of Common Stock outstanding as of April 25, 1997, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

     The information concerning the Selling Securityholders may change from time to time and will be set forth in supplements to this Prospectus. In addition, the per share conversion price and, therefore, the number of shares of Common Stock issuable upon conversion of the Debentures is subject to adjustment under certain circumstances as specified in the Indenture (as defined herein). Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may change. In addition, the aggregate principal amount of the Debentures is subject to change as a result of redemptions and conversions under the terms of the Indenture. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $100,000,000, which may be converted into 3,546,099 shares of Common Stock.

     Because the Selling Securityholders may offer all or some of the Debentures and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and to the Company's knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Common Stock that may be held by the Selling Securityholders after completion of this offering, no estimate can be given as to the principal amount of the Debentures or shares of Common Stock that will be held by Selling Securityholders after completion of this offering. See "Plan of Distribution."

                             PLAN OF DISTRIBUTION

     The Selling Securityholders may sell all or a portion of the Debentures and shares of Common Stock beneficially owned by them and which may be offered hereby from time to time on any exchange or market on which the securities are listed or quoted, as applicable, on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Debentures or shares of Common Stock which may be offered hereby and beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. Such underwriters, dealers or agents may include the Initial Purchasers of the Debentures, which may perform investment banking or other services for or engage in other transactions with the Company from time to time in the future.

     To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold hereby, the names of the Selling Securityholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures or shares of Common Stock offered by them hereby will be the purchase price of such Debentures or shares of Common Stock less discounts and commissions, if any.

     The Debentures and the shares of Common Stock which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who receive fees or commissions in connection therewith.

     The outstanding Common Stock is listed for trading on Nasdaq, and the shares of Common Stock issuable upon conversion of the Debentures have been authorized for listing on Nasdaq. There is no assurance as to the development or liquidity of any trading market that may develop for the Debentures.

     In order to comply with the securities laws of certain states, if applicable, the Debentures and shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance with same is effected.

     The Selling Securityholders and any broker-dealers, agent or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Common Stock offered hereby by the Selling Securityholders to the public, other than selling commissions and fees.

                           DESCRIPTION OF DEBENTURES

     The Debentures initially were issued under an indenture dated as of June 15, 1996 (the "Indenture") between the Company and Chemical Bank, as trustee (the "Trustee"). Holders of the Debentures and shares of Common Stock acquired upon conversion thereof are entitled to certain rights under the Registration Rights Agreement dated as of June 21, 1996 between the Company and the Initial Purchasers (the "Registration Rights Agreement"). The following summaries of certain provisions of the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture or the Registration Rights Agreement are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture and the Registration Rights Agreement are available from the Company or the Initial Purchasers upon request.


General

     The Debentures will be unsecured obligations of the Company, will be limited to $100,000,000 in aggregate principal amount and will mature on June 15, 2003. The Debentures will bear interest at the rate per annum shown on the front cover of this Prospectus from the date of original issuance of Debentures pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on June 15 and December 15 of each year, commencing December 15, 1996, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding June 1 or December 1, as the case may be. Interest on the Debentures will be paid on the basis of a 360-day year of 12 30-day months.

     Principal of, and premium, if any, and interest on, the Debentures will be payable (i) in respect of Debentures held of record by the Depository Trust Company ("DTC") or its nominee in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of Debentures held of record by holders other than DTC or its nominee at the office of the Trustee in New York, New York, and the Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Debentures held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Debentures on the Regular Record Date for such interest.

     The Debentures will be issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or
(ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part, except the unredeclined portion of Debentures being redeemed in part.

     All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

     The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures."

Conversion Rights

     The Debentures will be convertible into Common Stock at any time after August 25, 1996 (the 60th day following the date of original issuance of the Debentures) and prior to redemption or final maturity, initially at the conversion price of $28.20 per share. The right to convert Debentures which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. See "Optional Redemption" below.

     The conversion price will be subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds the greater of (I) 12.5% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) or
(II) the Company's retained earnings, in each case on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds the greater of (I) 12.5% of the Company's market capitalization or (II) the Company's retained earnings, in each case at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     In addition to the foregoing adjustments, the Company will be permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Company Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

Subordination

     The payment of the principal of and premium, if any, and interest on the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Debentures. In the event of the acceleration of the Maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures. No payments on account of principal of or premium, if any, or interest on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

     Senior Indebtedness is defined in the Indenture as (a) the principal of and premium, if any, and interest (including, without limitation, any interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, whether or not constituting an allowed claim in any such proceedings) on all secured indebtedness of the Company, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Debentures or (ii) ranks pari passu in right of payment with the Debentures, and
(b) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "secured indebtedness" when used with respect to the Company is defined to mean any or all of the following to the extent not unsecured, as such term is used in Section 279(b)(2)(B) of the Internal Revenue Code of 1986, as amended: (i) any obligation of the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of the Company for the payment of the purchase price of property or assets evidenced by a note or written instrument, (iii) any obligation of the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles, (iv) any obligation of the Company for the reimbursement of any obligor of any letter of credit, banker's acceptance or similar credit transaction, (v) any obligation of the Company under interest rate swaps, caps, collars, options and similar arrangements, (vi) any obligation of the Company under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge and (vii) any liabilities of others described in the preceeding clauses (i), (ii), (iii),
(iv), (v) and (vi) which the Company has guaranteed or for which the Company is otherwise liable.

     The Debentures are primary obligations of the Company. Each of the Company's wholly-owned subsidiaries has guaranteed the Company's payment obligations under the Debentures, so long as such subsidiary is a member of an affiliated group (within the meaning of Section 279(g) of the Internal Revenue Code of 1986, as amended) which includes the Company. The satisfaction by the Company's subsidiaries of their contractual guarantees may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

     The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. At April 30, 1997, the Company had Senior Indebtedness in the amount of approximately $8.2 million. The Company also expects to incur Senior Indebtedness from time to time in the future. See "Capitalization."

Optional Redemption

     The Debentures will be redeemable, at the Company's option, in whole or from time to time in part, at any time on or after June 18, 1999, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

     If redeemed during the 12-month period beginning June 15 in the year indicated (June 18, in the case of 1999), the redemption price shall be:



                                                      Redemption
                Year                                     Price
                ----                                  ----------
                1999  ..............................    103.86%
                2000  ..............................    102.89%
                2001  ..............................    101.93%
                2002  ..............................    100.96%




     No sinking fund is provided for the Debentures.

Consolidation, Merger and Sale of Assets

     The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entity to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as all entirely to the Company, unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirely is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Debentures and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

Certain Rights to Require Repurchase of Debentures

     In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.

     Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

     A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below).

     A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons (other than a Permitted Holder (as defined below)); (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than a Permitted Holder), together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     "Permitted Holder" means (i) each of the Company's current officers and directors; (ii) the members of the immediate family of Abraham D. Gosman; and
(iii) any group (within the meaning of Section 13(d) of the Exchange Act) of which Mr. Gosman is a member so long as, with respect to any such group, Mr. Gosman owns more than 25% of the total voting power of (a) all classes of capital stock of the acquiring entity entitled to vote generally in the election of directors of such entity or (b) the securities of the Company owned by such group.

     The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

     In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

     The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

Events of Default

     The following are Events of Default under the Indenture with respect to the
Debentures: (a) default in the payment of principal of or any premium on any Debenture when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest on any Debenture when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any subsidiary of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of indebtedness in excess of $10,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events in bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company.

     If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures then outstanding may declare the principal of and premium, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Notes) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the aggregate principal amount of the Debentures shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so.

Modification, Amendments and Waivers

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; or (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect.

Satisfaction and Discharge

     The Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (a) all Outstanding Debentures will become due and payable at their scheduled maturity within one year or (b) all Outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled maturity or the scheduled date of redemption.

Payments of Principal and Interest

     The Indenture will require that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC (including Debentures evidenced by the Restricted Global Note) be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures.

Registration Rights; Liquidated Damages

     The Company has filed the Registration Statement (the "Shelf Registration Statement") pursuant to the terms of the Registration Rights Agreement. Under the Registration Rights Agreement, the Company agreed to use its best efforts to cause the Shelf Registration Statement to become effective on or prior to 90 days from the latest date of the original issuance of the Debentures and to keep such Shelf Registration Statement effective until the earlier of such date that is three years after the effective date thereof or until the Shelf Registration Statement is no longer required for the transfer of any Debentures or shares of Common Stock issuable upon conversion of the Debentures (the "Securities"). Notwithstanding the foregoing, the Company will be permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf Registration Statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Debenture and any underlying share of Common Stock until the date on which such Debenture or underlying share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, the date on which such Debenture or underlying share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Debenture or share of Common Stock may be sold or transferred pursuant to Rule 144(k)(or any similar provisions then in force). If the Shelf Registration Statement has not become effective on or prior to 90 days from the latest date of the original issuance of the Debentures, or the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 90 days in the aggregate in any one of the one-year periods ending on the first, second and third anniversaries of the Closing Date as defined in the Registration Rights Agreement, or which shall exceed 30 days in any calendar quarter (each such event a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount, or $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of issued Common Stock constituting Transfer Restricted Securities, for each 90-day period or part thereof until the applicable registration statement is filed and the applicable registration statement is declared effective, or the Shelf Registration Statement again becomes effective or usable, as the case may be, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Debentures or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders of Debentures by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

Governing Law

     The Indenture and Debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

Information Concerning the Trustee

     The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

Absence of Public Trading Market

     There is no existing market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or at what price holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they intend to make a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Debentures. Prior to the resale thereof, pursuant to this Prospectus each of the Debentures was eligible for trading in Private Offerings, Resales and Trading through the PORTAL Market. Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Debentures on any Securities exchange.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

     This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax- exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets.

     For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the united States, a corporation or partnership created or organized in the united States or any state thereof, or an estate or trust, the income of which is includible in income for United States federal income tax purposes regardless of its source.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR

PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

Ownership of the Debentures

     Interest on Debentures. Interest paid on Debentures will be taxable to a holder as ordinary interest income in accordance with the holder's methods of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Company expects that the Debentures will not be issued with original issue discount ("OID") within the meaning of the Code.

     Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporation transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."

     Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debentures. (For the basis and holding period of shares of Common Stock, see "Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions, or other disposition of the common stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions of the Common stock which may result in the amount paid being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common Stock will be capital gain or loss and will be long-term gain or loss if the Debentures or shares of Common Stock have been held for more than one year at the time of such disposition.

     Conversion of Debentures. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures into shares of Common Stock. The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will be equal to the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Debentures will generally include the period during which the holder held the Debentures prior to the conversion.

     Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

     Market Discount. The resale of Debentures may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Debenture immediately after its acquisition exceeds the holder's tax basis in the debenture. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" on such Debenture at the time of disposition. In general, market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture, or, at the election of the holder, under a constant yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently.

     Dividends on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

     To the extent, if any, that a holder receives distributions on shares of Common Stock that would otherwise constitute dividends for United States federal income tax purposes but that exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distribution in excess of the holder's basis in the shares of Common Stock will be treated as capital gain.

Certain Federal Income Tax Considerations Applicable to Non-U.S. Holders

     Interest on Debentures. Generally, interest paid on the Debentures to a Non U.S.-Holder will not be subject to United States federal income tax if: (I) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (II) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (III) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described in paragraph (III) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Debentures would be deemed to own constructively the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the Untied States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Sales or Exchange of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition unless (I) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. If the Company is a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of such shares as if it were effectively connected with a United States trade or business and the amount realized will be subject to withholding at the rate of 10%. The amount withheld pursuant to these rules will be creditable against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing the required information to the Internal Revenue Service. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Conversion of Debentures. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.

     Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non- U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holders, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Information Reporting and Backup Withholding

     U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock made by the Company with respect to certain noncorporate U.S. Holders. Such U.S. holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon furnishing the required information.

     Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person or if the Company or its paying agent has actual knowledge that the payee is a United States person. The 31% backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30% withholding discussed above or that are subject to a tax treaty that reduces such withholding.

     The payment of the proceeds on the disposition of Debenture or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or share of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debentures and the shares of Common Stock being offered hereby will be passed upon by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, counsel to the Company.


                                    EXPERTS

     The consolidated financial statements of the Company for the fiscal year ended January 31, 1997 and the one-month period ended January 31, 1996 and combined financial statements of the Company for the year ended December 31, 1995 and for the period from June 24, 1994 (inception) through December 31, 1994, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, have been so incorporated in reliance on the report of Coopers & Lybrand, LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution


     The following table itemizes the expenses incurred by the Company in connection with the offering. All amounts are estimated except for the Registration Fee.

 Registration Fee  .....................   $ 34,483
 Nasdaq Listing Fee   ..................     17,500
 Printing and Engraving Expenses  ......     40,000
 Legal Fees and Expenses ...............     35,000
 Accounting Fees and Expenses  .........    100,000
 Miscellaneous  ........................     23,017
                                           ---------
   TOTAL  ..............................    250,000


Item 15. Indemnification of Directors and Officers


     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

     The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

     The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.


Item 16. Exhibits and Financial Statements


     (a) Exhibits. The following is a list of exhibits which are incorporated as part of the Registration Statement by reference.

Exhibit No.     Exhibit
------------    -------------------------------------------------------------------------------------------
  4.1           Indenture with respect to the Company's 63/4% Convertible Subordinated Debentures.
  5.1           Opinion of Nutter, McClennen & Fish, LLP as to the legality of the securities registered hereunder.
*23.1           Consent of Coopers & Lybrand L.L.P.
 23.2           Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5)
 24.1           Power of Attorney (Contained on page II-5 of the original filing)
 25.1           Statement of Eligibility of Trustee

----------

* Filed herewith.


All other exhibits have been previously filed.

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of May 1997.


                                 PHYMATRIX CORP.

                                 By: /s/ Frederick R. Leathers
                                     ----------------------------------
                                     Frederick R. Leathers
                                     Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/ *                                             May 15, 1997
-------------------------
Abraham D. Gosman
Chairman of the Board of
Directors and Chief
Executive Officer
(Principal Executive Officer)


/s/ Frederick R. Leathers                         May 15, 1997
-------------------------
Frederick R. Leathers
Chief Financial Officer
(Principal Financial and
Accounting Officer)


/s/ *                                             May 15, 1997
-------------------------
Joseph N. Cassese
Director


/s/ *                                             May 15, 1997
-------------------------
David Livingston, M.D.
Director


/s/ *                                             May 15, 1997
-------------------------
Bruce Rendina
Vice Chairman of the
Board of Directors


/s/ *                                             May 15, 1997
-------------------------
Stephen E. Ronai, Esq.
Director

/s/ *                                             May 15, 1997
-------------------------
Governor Hugh L. Carey
Director


/s/ *                                             May 15, 1997
-------------------------
John Chay
Director


-------------------------                         May 15, 1997
Eric Moskow
Director and Executive
Vice President Strategic Planning


*By: /s/ Frederick R. Leathers
-------------------------
Frederick R. Leathers
Attorney-in-fact

                                                                   Exhibit 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of PhyMatrix Corp. on Form S-3 (File No. 333-08269) of our report dated March 13, 1997, except as to the information presented in Note 20, for which the date is April 24, 1997, on our audits of the consolidated financial statements and financial statement schedule of PhyMatrix Corp. as of January 31, 1997 and January 31, 1996, and for the year ended January 31, 1997, and for the one month period ended January 31, 1996 and the combined financial statements of Phymatrix Corp. as of December 31, 1995 and for the year ended December 31, 1995 and the period ended June 24, 1994 (inception) to December 31, 1994. We also consent to the reference to our firm under the caption "Experts."


                                                /s/ Coopers & Lybrand L.L.P.



Boston, Massachusetts

May 14, 1997